Exhibit 4.10

Supplementary Agreement to the Amended and Restated Exclusive Call Option Agreement

Party A: Beijing Dangdang Information Technology Co., Ltd.

Party B: Peggy Yu Yu

Party C: Guoqing Li

(Party A, Party B and Party C are hereinafter referred to collectively as the “Parties”, and each as a “Party.”)

With respect to the Amended and Restated Exclusive Call Option Agreement entered into by and among the Parties as of July 23, 2010 (the “Original Agreement”), upon mutual consultation, the Parties hereby agree as follows in Beijing, PRC on December 30, 2012:

1.	Article 1.1 of the Original Agreement is hereby modified as:

“Article 1.1: Purchase Option

Each of Party B and Party C hereby irrevocably grants, jointly and severally, to Party A the Option subject to the terms and conditions set forth in this Agreement to purchase the Shares at the Share Purchase Price (as defined in Article 3.2 hereunder) based on its needs.”

2.	Article 1.2 of the Original Agreement is hereby modified as:

“1.2 Effectiveness

This Agreement shall take effect from its date of execution by the Parties or their respective authorized representatives and shall supersede, as of the same date, the Exclusive Call Option Agreement previously entered into by and among the Parties. This Agreement shall remain valid for ten (10) years from its date of execution, and may be extended for another ten (10) years and for unlimited number of times if Party A so confirms in writing by the expiry of its initial effective term.”

3.	Article 2.1.3 of the Original Agreement is hereby modified as:

“2.1.3 Party B and Party C irrevocably agree that Party A may designate itself or any authorized third party as the transferee of the Shares when exercising the Option.”

4.	Article 8.5 of the Original Agreement is hereby modified as:

“8.5 This Agreement shall be irrevocable. The Parties may, upon mutual agreement, conclude supplementary agreements regarding any issues not covered in this Agreement. The supplementary agreements shall be of equal effect with this Agreement. If and when Party A proposes any amendments hereto, Party B and Party C shall agree with such amendments and execute the supplementary agreements accordingly.”

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[Execution Page]

IN WITNESS WHEREOF, the Parties or their respective authorized representative have caused this Agreement to be executed as of the date and in the place first above written.

Party A: Beijing Dangdang Information Technology Co., Ltd.

Authorized representative	(signature):	/s/ Guoqing Li
(stamp):

Party B: Peggy Yu Yu

Signature: /s/ Peggy Yu Yu

Party C: Guoqing Li

Signature: /s/ Guoqing Li

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